EXHIBIT 99

Date:	July 15, 2004

Subject:	Baldor Electric Company
2nd Quarter and YTD 2004 Results and Discussion

Page:	1 of 2

Fort Smith, Arkansas – Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, drives, and generators and is based in Fort Smith, Arkansas. Today Baldor announced the results of the second quarter and first six months of 2004.

	2nd Quarter		% Change	Year		% Change
	2004	2003		2004	2003
(in thousands except per share data)	13 weeks ended Jul 3 2004	13 weeks ended Jun 28 2003		26 weeks ended Jul 3 2004	26 weeks ended Jun 28 2003
Net Sales	$163,695	$138,523	+ 18%	$316,518	$275,912	+ 15%
Cost of Sales	119,079	100,763		229,714	200,773

Gross Profit	44,616	37,760	+ 18%	86,804	75,139	+ 16%
SG&A	29,142	26,706		57,697	52,558

Operating Profit	15,474	11,054	+ 40%	29,107	22,581	+ 29%
Other (Income) Expense	267	245		535	616
Profit Sharing	1,756	1,305		3,316	2,657

Earnings Before Income Taxes	13,451	9,504	+ 42%	25,256	19,308	+ 31%
Income Taxes	4,979	3,505		9,345	7,144

Net Earnings	$8,472	$5,999	+ 41%	$15,911	$12,164	+ 31%

Earnings Per Share – Diluted	$0.25	$0.18	+ 41%	$0.48	$0.36	+ 31%
Dividends Per Share	$0.14	$0.13	+ 8%	$0.28	$0.26	+ 8%

Average Shares Outstanding	33,427	33,253	+ 1%	33,432	33,556	- 0%

John McFarland, President and CEO, commented on the Company’s results. “We are pleased to announce record sales during the second quarter of $163,695,000. During this quarter, sales were up 18%, earnings were up 41%, and earnings per share increased 41% to $0.25. Operating margins improved to 9.5%, the highest in three years.”

McFarland also said, “Our sales have now increased over the prior quarter for seven consecutive quarters. Compared to the prior year, this is the largest increase since first quarter 1998. Additionally, incoming orders are strong, and we expect to end the year with record sales.”

R. S. Boreham, Jr., Chairman, said, “We didn’t lay off our skilled workforce during the recession. This has allowed us to continue offering the shortest lead times in the industry. Faster deliveries, along with quality products and excellent customer service, are helping us increase the value we provide to customers.”

Balance Sheet Summary
(in thousands)	2004	2003
	Jul 3 2004	Jun 28 2003
Cash & Marketable Securities	$49,081	$31,053
Trade Receivables - net	104,181	89,388
Inventories	118,231	114,342
Working Capital	179,916	175,705
Total Debt	104,519	106,454
Shareholders’ Equity	267,580	254,244

Cash Flow from Operations (YTD)	$16,610	$28,321

Operating Margins
	Sales	Operating Margins
Q2 ‘03	$139	8.0%
Q3 ‘03	$139	8.0%
Q4 ‘03	$146	8.3%
Q1 ‘04	$153	8.9%
Q2 ‘04	$164	9.5%
(in millions)

(continued on page 2)

Date:	July 15, 2004

Subject:	Baldor Electric Company
2nd Quarter and YTD 2004 Results and Discussion

Page:	2 of 2

We have prepared answers to a list of questions often asked by shareholders.

Q … In what areas did you see growth this quarter?

Sales of motors were up over 15% during the quarter. Sales to original equipment manufacturers were strong in almost all industries. Distributor business increased as well, with some customers building inventory prior to the June 1 price increase. Our custom product business continues to improve and made up over 40% of our sales during the quarter.

In drives, we had particularly strong sales of servo and linear motor products, and we are preparing for the early-2005 introduction of a new generation of inverter and vector controls. During the past three years, we have improved our product quality, decreased our material costs, and put many productivity improvements in place. These efforts will have a positive impact on sales and earnings as we gain more market share in the drives business.

Generator sales increased to 7% of total sales during the second quarter and were up over 50% for the first six months of the year. During the quarter, we created Baldor Power Finance, Inc. to offer financing and leasing of generator products ranging from 25 kilowatt to 2000 kilowatt. As a result of offering this option to our customers, we expect to finance several million dollars per year in additional sales.

Q … How is international business?

International sales grew 24%, and we are on track to reach our goal of $100 million this year. On May 25, 2004, we announced the formation of Baldor-Tech.Full Electric (Harbin) Company, Ltd., a joint venture to manufacture and distribute linear motors in the Chinese market. This venture will also allow us to increase distribution in China of our U.S.-made products.

Q … Are material costs continuing to rise?

Material cost increases have flattened out with the exception of steel. Because our price increase did not go into effect until June 1, these increased costs were not completely covered during April and May. For the remainder of the year, however, the price increase, in addition to internal product and cost improvements, will offset the higher material costs.

Q … What changes did you see in your balance sheet?

During the quarter accounts receivable days outstanding improved, inventory turns increased, debt was slightly reduced, and cash and inventory balances increased from one year ago. Cash flow was down due to the increase in accounts receivable and an increase in inventory needed to support higher sales.

Q … With interest rates increasing, why aren’t you paying off debt?

We are still earning more on our investments than we are paying on our debt. If this situation changes, we will use our cash to reduce our debt.

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectation such as “outlook”, “optimistic”, “trends”, “expect(s)”, “assuming”, “expectations”, “forecasted”, “estimates”, “expected”) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.

For more information contact:			R. S. Boreham, Jr.	Chairman
Baldor Electric Company	Phone:	479-646-4711	John A. McFarland	President & CEO
P O Box 2400	Fax:	479-648-5752	Ronald E. Tucker	CFO & Secretary
Fort Smith, Arkansas 72902	Website:	www.baldor.com	Tracy L. Long	Treasurer & Assistant Secretary